UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 19, 2015

ARMCO METALS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-34631	26-0491904
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1065 E Hillsdale Blvd, Suite 315, Foster City, CA	94404
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(650) 212-7630

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 19, 2015 Armco Metals Holdings, Inc. entered into an employment agreement with Mr. Kexuan Yao, its President and Chief Executive Officer. Mr. Yao's prior employment agreement with us had expired by its terms on December 31, 2014. The new employment agreement was approved by the Compensation Committee of the Board of Directors which is comprised of independent directors.

The term of employment under the new employment agreement is from January 1, 2015 until December 31, 2015, unless sooner terminated in accordance with the terms of the agreement. Pursuant to the employment agreement, Mr. Yao will be entitled to, among others, the following compensation and benefits:

●	a base salary at an annual rate of $250,000;

●

if awarded by the Compensation Committee, he may be entitled to a cash bonus equal up to 50% of Mr. Yao’s base salary which, if awarded, would be payable two and one-half months following the year in which the base salary is payable;

●	during the employment term, the Compensation Committee has the discretion to grant Mr. Yao additional bonuses in its sole discretion;

●

as additional compensation, Mr. Yao received a restricted stock grant of 60,000 shares of our common stock under our Amended and Restated 2009 Stock Incentive Plan, as amended, vesting in four equal quarterly installments beginning on April 1, 2015;

●	eligibility to participate in our benefit plans that are generally provided for executive employees;

●	paid vacation of at least less than 25 business days per year, to be credited in accordance with our ordinary policies;

●

we agreed to pay or reimburse Mr. Yao for any expenses, including reasonable attorneys fees and expenses, actually incurred (and, in the case of reimbursement, paid) by him, up to a maximum of $10,000, in connection with: (i) obtaining the proper work permits and/or visas and/or United States Permanent Resident Card necessary for Mr. Yao to provide services to us in the United States; and (ii) the preparation of his and his spouse’s (if applicable) United States income tax returns as required by law; and

●	we agreed to reimburse Mr. Yao the amount of the premiums paid by him on a term life policy for the benefit of his and his designated beneficiaries with a death benefit of $2 million.

The employment agreement will be terminated in the event of Mr. Yao's death or disability, by us with or without cause, or by Mr. Yao with or without good reason. In addition, upon a change of control, change of ownership, change in effective control and/or change in ownership of substantial assets, all as described in the employment agreement, Mr. Yao has the right to terminate the employment agreement. Depending upon the reason for termination, Mr. Yao may be entitled to receive certain severance and other payments. The agreement contains customary confidentiality, non-compete and non-circumvention provisions and we agreed to indemnify Mr. Yao in certain circumstances.

The foregoing summary of the employment agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of agreement which is filed as Exhibit 10.31 to this report and incorporated herein by reference.

Item 9.01          Financial Statements and Exhibits.

(d)	Exhibits.

10.31	Employment Agreement dated March 19, 2015 by and between Armco Metals Holdings, Inc. and Kexuan Yao.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARMCO METALS HOLDINGS, INC.

Date: March 23, 2015	By: /s/ Fengtao Wen
Fengtao Wen, Chief Financial Officer

EXHIBIT INDEX

10.31	Employment Agreement dated March 19, 2015 by and between Armco Metals Holdings, Inc. and Kexuan Yao.

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